CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the captions "Information about the Portfolios - Other Service Providers", "Experts" and "Appendix J - Financial Highlights" and to the incorporation by reference of our reports,dated February 12, 2007, with respect to the financial statements, for the year ended December 31, 2006, of the AllianceBernstein U.S. Government/High Grade Portfolio, AllianceBernstein High Yield Portfolio, AllianceBernstein Global Bond Portfolio, AllianceBernstein Americas Government Income Portfolio, and the AllianceBernstein Global Dollar Government Portfolio, five of the Portfolios constituting the AllianceBernstein Variable Products Series Fund, Inc., included in this Registration Statement on Form N-14 under the Securities Act of 1933 of the AllianceBernstein Variable Products Series Fund, Inc.




                                                            ERNST & YOUNG LLP


New York, New York
February 12, 2008